Exhibit 10.4

EMPLOYMENT AGREEMENT

PLANT MANAGER

This Employment Agreement (“Agreement”) is made and effective the 30th day of May, 2006, by and between Otter Tail Ag Enterprises, LLC, a Minnesota limited liability company (“Company”), and B. Gunner Greene, a Kentucky resident (“Greene”).

RECITALS

WHEREAS, Company is a limited liability company organized for the purpose, among other things, of developing, constructing, and operating an ethanol plant and associated operations, with its principal place of business near Fergus Falls, Minnesota; and

WHEREAS, Greene is experienced in operation and plant management of ethanol enterprises and seeks to be employed by Company as Plant Manager, and Company seeks to hire Greene as Plant Manager; and

WHEREAS, the Company and Greene believe it is in their mutual best interests to enter into an agreement regarding their mutual obligations relative to Greene’s employment with the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1.     EMPLOYMENT.

Company agrees to employ Greene as its Plant Manager, commencing on January 1, 2007, or such earlier or later date as agreed to by the parties (the “Start Date”). Greene hereby accepts such employment commencing on the Start Date, and agrees to be employed with the Company in accordance with the terms and conditions of this Agreement and the terms of employment applicable to regular employees of Company, including the terms and conditions to be set forth in the Company’s Human Resources Policy Manual to be developed by the Company (the “Handbook”). In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

Prior to the Start Date, as a condition of employment, Greene shall complete such pre-employment applications, screening and background checks as required by Company, with results satisfactory to Company.

Prior to the Start Date, commencing September 1, 2006, Greene and Company will enter into a consulting services agreement under which Greene will provide consulting services to the Company on an independent contractor basis at the rate of $6,667.00 per month, through December 31, 2006. In addition, Contractor will be reimbursed for his COBRA costs for his individual health and hospitalization insurance and for the cost of Worker’s Compensation equivalent coverage, during the term of the independent contractor services agreement. Any activity by Greene prior to September 1, 2006, will be voluntary services. The parties will enter into the independent contractor services agreement on or before July 1, 2006.

The Company will provide a one time relocation assistance payment to Greene. The amount of the relocation payment will be as agreed to by the parties, it being contemplated that the payment will not exceed $3,500.00 and is intended to assist Green with the expense and out-of-pocket costs incurred by Green in relocating to Fergus Falls, Minnesota area.

2.     DUTIES OF GREENE.

The duties of Greene shall include the performance of all of the duties typical of the position held by Plant Manager of an ethanol plant, to be described in the job description of Plant Manager, and such other duties and obligations as may be assigned or directed by the Company’s Board of Governors (the “Board”) and or the Chief Executive Officer of the Company.  Greene shall perform all his duties in a professional, ethical and businesslike manner.

Greene’s primary work location will be at the Company’s Fergus Falls Ethanol Plant, but training and other time maybe spent at other locations, and travel may be required to fulfill the responsibilities of the Plant Manager position. Greene’s employment is conditioned upon Greene relocating to the Fergus Falls, Minnesota area and having his residence within a 20-minute drive to the Company’s plant. Greene will report to the Company’s Chief Executive Officer.

Greene agrees to serve the Company faithfully and to the best of his abilities, and to devote his full time, attention, and efforts to the business and affairs of the Company during the term of his employment with the Company. Greene will not, during the term of this Agreement or his employment with the Company, directly or indirectly engage in any other part time or full time employment or business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of the Board. Greene represents to the Company that he is under no contractual commitments that are inconsistent with his obligations set forth in this Agreement or that would preclude his employment with the Company.

3.     COMPENSATION.

Greene’s salary during the term of his employment with the Company under this Agreement will be payable in installments according to the Company’s regular payroll schedule. Greene’s base salary for the following periods during the term of this Agreement shall be as follows (for any period, the “Base Salary”):

Start Date – December 31, 2007: $80,000.00

January l, 2008 - December 31, 2008: $83,000.00

If the Start Date does not fall on January 1, 2007, then the Base Salary for the first annual period of this Agreement shall be pro rated based upon actual calendar days during the first employment period. Base Salary shall accrue and be payable on a pro rata basis for days of service during each Base Salary period. On any renewal of this Agreement, Greene’s Base Salary shall be evaluated and adjusted as appropriate based upon a survey of comparable positions at comparable companies, comparably qualified and experienced persons in the applicable job market, as well as upon Greene’s performance as evaluated by the Board and the Company’s CEO.

After the Company’s ethanol plant is operational and meets performance guarantees, in addition to the Base Salary, Greene shall have the opportunity to earn annual incentive compensation awards, which shall first be considered in November, 2008. The maximum incentive compensation payable for any one period shall not exceed 40 percent (40%) of Greene’s Base Salary for the 2008 period in which the incentive compensation is being considered. The incentive compensation plan will be developed by mutual agreement of Greene and the Search Committee of the Company’s Board, to be approved by the full Board. The incentive compensation plan will be developed, agreed upon and set forth in a separate document in order to be put in place and effective as of the Start Date.

It is contemplated that the incentive compensation plan will establish goals in various areas of Greene’s individual performance. There will be an annual performance review of Greene to determine the award, conducted by the CEO and the Board of Governors, which will consider among the specific incentive plan goals such things as employee satisfaction, customer satisfaction, vendor relations, public relations, positive working relationship with the Board of Governors and CEO, attitude, creativity, achievement of short-term goals, and other contributions beyond normal expectations. The incentive compensation plan will include a required level of financial performance to be attained by the Company before payment eligibility occurs. It is contemplated that the incentive compensation plan will set forth goals to measure the Company’s plant performance, in addition to Greene’s individual performance, based upon criteria to be mutually agreed upon by Greene and the Company to be set forth on a Schedule A to this Agreement, to include concepts such as:

Operations and efficiency

Plant safety (no loss time accidents)

Days of production*

Process guarantees and Gallons beyond performance guarantees

BTU/gal

KW/Gal

Yield*

Compliance with regulations, permits, etc

SOPs (standard operating procedures)

Retention/cross training of employees

Maintenance/parts inventory

Plant cleanliness

Identification of new technology and implementation

*Annual goals divided or measured by monthly results

The incentive compensation review will be conducted on or before November 30 for each eligibility period. In connection with each incentive compensation review, Greene will be responsible to submit to the Board and the CEO a summary of achievements on goals for consideration by the Board and the CEO. The Board and the CEO will be charged with reviewing, determining, and awarding an appropriate incentive compensation payment.

It is contemplated that the incentive compensation plan will include an opportunity for Greene to purchase member units of the Company at a per-unit cost of $2.00 for up to 5,000 units.  The levels of eligibility for such member unit purchase options granted to Greene are generally described on the attached Schedule “A.” Greene’s member unit purchase option agreement will be included within the written incentive compensation plan for Greene. It is contemplated that Greene’s option to purchase is conditioned upon the option being exercised within thirty (30) days of the option period, and Greene must be employed with the Company to exercise his options. The member unit purchase option plan will provide that Greene’s first option to purchase will be December 1, 2008. It is contemplated that Greene’s member unit purchase option plan will include an option by the Company and right of first refusal to repurchase Greene’s units at fair market value as determined by comparable sales of the Company’s units at the time of the exercise of option, in the event Greene separates from employment.

Provided Greene meets the standard requirements of qualifying to be a member of the Company, as a one-time signing bonus, Greene will receive a profit’s interest on 5,000 Class A member units of the Company at a zero basis, with ownership of said units to vest at 20% per year as follows (the “Vesting Dates”):

January 1, 2007 – 1,000 Units Vest

January 1, 2008 – 1,000 Units Vest

January 1, 2009 – 1,000 Units Vest

January 1, 2010 – 1,000 Units Vest

January 1, 2011 – 1,000 Units Vest

Vesting is contingent upon Greene being employed with the Company on any of the Vesting Dates. Until the Vesting Date, Greene shall be allocated all profits or losses associated with the 5,000 Class A member units of the Company. The arrangements relative to the signing bonus units shall be set forth in a separate agreement between the parties.

A precondition of any Compensation to be paid under this Agreement is Greene’s performance of his duties, compliance with this Agreement, and compliance with the regulations governing plant operations.

4.     BENEFITS.

In addition to the compensation described in Section 3 of this Agreement, Greene will be entitled to certain additional benefits afforded to the Plant Manager position. Benefits afforded are generally subject to being altered, modified, discontinued, amended, or otherwise changed by the Company.

A.     Vacation/Sick Leave. Greene will be entitled to paid time off and extended illness bank benefits or vacation/sick leave benefits as will be set forth in the Handbook. It is contemplated that Greene will be entitled to two weeks of vacation per 365 day employment period, and up to six days of sick leave per 365 day employment period, or their equivalent in PTO/EIB.

B.     Health and Hospitalisation Insurance. Greene shall be afforded health and hospitalization insurance coverage pursuant to the Company’s plans afforded other employees, with the Company paying health and hospitalization insurance premiums for Greene’s Individual coverage. Depending on the health and hospitalization plan selected by Company, family and dependent coverage might be available for Greene, with premium payments for family coverage to be determined at a later date depending on plan selected.

C.     Other Benefits. Greene shall also be afforded the right to participate in any other benefit plans now or later available to other Company employees.

D.     401K. Greene shall be entitled to participate in Company’s 401K savings plan, to be developed, on the basis of the same availability to other Company employees.

E.     Expense Reimbursement. Greene shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Greene in the performance of Greene’s duties pursuant to policies adopted by the Board. Greene will maintain records and written receipt as required by the Company policy and reasonably requested by the Board of Governors to substantiate such expenses.

F.     Miscellaneous. Company will provide Greene with a cellular phone and service plan, personal computer, PDA, and such other equipment and tools as are reasonably necessary for Greene to perform Greene’s duties. Company shall reimburse Greene or pay dues or fees incurred by Greene in ethanol industry related programs, organizations, and education programs as the Company may, from time to time, authorize Greene to participate in.

5.     TERM AND TERMINATION.

A.     Term. The term of Greene’s employment with the Company pursuant to this Agreement shall commence on the Start Date, and it shall continue in effect for a period terminating on December 31, 2008 (the “Termination Date”), unless earlier terminated as provided in this Agreement. On the Termination Date, this Agreement and Greene’s employment with the Company shall terminate without any further action, but may be renewed or extended upon the mutual written agreement of Greene and Company. In the ninety- (90-) day period preceding the Termination Date, or earlier as agreed to by the parties, Company and Greene will engage in discussions regarding extension of this Agreement and Greene’s employment with the Company.

B.     Termination By Company Without Cause. Notwithstanding any provision of this Agreement or applicable law to the contrary, Greene’s employment with the Company and this Agreement may be terminated by the Company, acting by and through the Board, at any time prior to the Termination Date without Cause (as that term is defined herein), in its sole discretion and at its election, effective immediately upon written notice to Greene or such later date as determined by the Board. In the event of such termination after January 31, 2007, the Company shall pay to Greene $20,000.00 (the “Severance Payment”). By agreement of the parties, in the event of such termination without Cause (as that term is defined herein), in addition to any pro rated portion of the Base Salary then earned, the Severance Payment shall be the sole and exclusive liability of Company to Greene, and Greene hereby waives and releases the Company from any further or other claims by Greene against the Company. Greene shall not be entitled to any further or other payments from the Company, including, without limitation, any incentive compensation payment. As a condition to receiving the Severance Payment, Greene will execute and deliver to Company a release of all claims against Company, its officers, governors, employees, affiliates, or other agents or representatives from any and all legal and equitable claims, of any nature whatsoever.

C.     Termination By Employee. Greene’s employment with the Company and this Agreement may be terminated by Greene at any time prior to the Termination Date, effective upon one hundred eighty (180) days’ prior written notice to the Company. This Agreement and Greene’s employment with the Company will be deemed terminated by Employee upon the occurrence of any of the following events: (i) the death of Greene; or (ii) Greene’s inability to carry on the essential functions of his usual and customary duties, because of illness or sickness, for a period of an aggregate three (3) months within any one (1) year period. In the event of termination pursuant to this section, no Severance Payment will be payable and Company’s sole obligation will be to pay Greene’s salary at the pro-rated Base Salary to the termination date included in Greene’s original termination notice or the date of death or disability.

D.     Termination by Company for Cause. In the event that Greene is in breach of any obligation owed Company in this Agreement, or engages in any of the following conduct which shall constitute “Cause,” then Company shall have the right, at its discretion, to terminate this Agreement and Greene’s employment with the Company upon five (5) days’ written notice to Greene.

Grounds for termination of this Agreement and Greene’s employment with the Company, for Cause, includes:

i.        Greene habitually and willfully neglects the duties to be performed by him;

ii.       Greene engages in any conduct which is dishonest, or disloyal to Company, or materially damages the reputation or standing of the Company;

iii.      Greene is convicted of any crime involving theft or dishonesty, or comprising a felony level offense;

iv.     Greene violates material Company rules, regulations, directives, or policies;

v.      Greene engages in conduct unbecoming a Plant Manager which materially impairs the Company’s operations or Greene’s effectiveness in his work;

vi.     Other good and sufficient grounds constituting similar serious misconduct.

Except for termination on the basis of Subdivisions D(ii), D(iii), or D(iv), Greene’s employment shall not be terminated upon any of the above specified grounds constituting Cause, unless he shall have failed to correct a deficiency to the satisfaction of Company, at its discretion, after having been given written notice of the specified items of nonperformance and a reasonable amount of time, not to exceed thirty (30) days within which to correct the claimed failure to perform. Any recurrence of conduct for which notice was previously given shall constitute grounds for immediate termination.

In event of termination of this Agreement pursuant to this section, Company’s sole obligation will be to pay Greene’s then earned salary at the pro-rated Base Salary to the termination date, and no Severance Payment will be due or owing to Greene.

6.     BOARD MEETING ATTENDANCE.

Greene shall attend meetings of the Board, in a non-voting capacity, as requested by the Board.

7.     SUCCESSOR TRANSITION.

Greene shall assist Company in transitioning to Greene’s successor to the Plant Manager position as reasonably requested by the Company.

8.     CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY.

In connection with this Agreement, and as a condition to Company agreeing to employ Greene, Greene will execute and deliver a confidential information and intellectual property agreement under which Greene will agree (i) during the term of his employment with the Company and thereafter, to not use any Company information, except for the purposes of performing his duties and services for the Company, and never in competition with the Company; and (ii) that all developments, know-how, research, processes, or other concepts developed by Greene during the course and scope of his employment with Company, shall be the exclusive property of the Company.

A breach of said companion agreement will be a breach of this Agreement. The obligations of Greene under this section shall survive termination of this Agreement.

9.     NON-COMPETITION; NON-SOLICIT.

As a condition of Greene’s employment by the Company, Greene agrees to execute and deliver to the Company contemporaneously with execution and delivery of this Agreement, a non-competition and non-solicit agreement under which Employee agrees that during the term of this Agreement, and for so long as he is employed with the Company, and for a period of two (2) years after the termination of this Agreement or Greene’s employment with the Company, whichever date is later, i) Greene will not consult for, be employed with, or otherwise perform services for, any person or entity in the ethanol business within a geographic area as follows: Minnesota, the northern one-half of the State of Iowa, the eastern one-half of the State of North Dakota, and the eastern one-half of the State of South Dakota; and ii) that Greene will not, directly or indirectly, solicit any customer, supplier, employee, or other representative of the Company to withdraw, curtail, or cancel its business with the Company, or leave the employ of the Company, as the case may be.

A breach of said companion agreement will be a breach of this Agreement. The obligations of Greene under this section shall survive termination of this Agreement.

10.    MISCELLANEOUS.

A.     Notices. Any notice required try this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery, or by certified mail, postage prepaid, and return receipt requested, or by recognized, national overnight delivery services;

If to Company:	Otter Tail Ag Enterprises, LLC
1220 North Tower Road, Suite 201
Fergus Falls, MN 56537

If to Greene:	B. Gunner Greene
432 Levi North Rd.
Crofton, Ky 42217

Notice given by certified mail shall be deemed given five (5) days after the notice is deposited in the mail. All other forms of notice shall be deemed given on the date of personal delivery or the date of the overnight delivery. If either party desires to change their address for notice purposes, prior notice of such address change shall be given to the other party as set forth in this section.

B.     Final Agreement. This Agreement and any other agreements referred to herein are the entire agreement of the parties relating to the subject matter hereof, and supersede all prior understandings or agreements on the subject matter hereof. This Agreement may be modified, waived, amended, or altered only by a further writing that is duly executed by both parties.

C.     Governing Law And Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the state of Minnesota, without regard to choice of law or conflict of law provisions. Each party consents to the state courts of Minnesota, Otter Tail County, as exclusive jurisdiction and venue to determine any disputes and hear any proceedings related to or arising from this Agreement or the parties’ employer/employee relationship. The parties waive any argument or objection to such jurisdiction and venue and agree that it is mutually convenient.

D.     Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

E.     No Assignment. This Agreement, and any companion agreement are freely assignable by the Company. Neither this Agreement nor any or interest in this Agreement may be assigned by Greene without the prior express written approval of Company, which may be withheld by Company at Company’s absolute discretion.

F.     Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

G.     Dispute Resolution. For purposes of this provision, the term “dispute” means any and all disputes between Company, including its officers, governors, employees, on the one hand; and Greene, on the other hand, arising out of or relating to the making, performance, interpretation, or application of this Agreement, or in any way relating to, concerning, or arising from Greene’s employment with the Company, or the termination of this Agreement or Greene’s employment with the Company, and specifically includes, without limitation, any claim that a termination of employment by Company was not for cause, that Greene was constructively discharged or terminated, or otherwise.

If a dispute arises, the parties agree first to try in good faith for a period of sixty (60) days to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Thereafter, any remaining unresolved dispute, controversy or claim shall be submitted to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association as modified by this Section; PROVIDED, that this Section shall not require use of the American Arbitration Association (only that such Rules as modified by this Section shall be followed). The arbitration shall be conducted in the State of Minnesota. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in any court having competent jurisdiction. The parties shall (i) agree upon and appoint as the arbitrator a retired former trial Judge in Minnesota; (ii) direct the arbitrator to follow substantive rules of law and the Federal Rules of Evidence; (iii) allow for the parties to conduct discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed 60 days; (iv) require the testimony to be transcribed; and (v) require the award to be accompanied by findings of fact and a statement of reasons for the decision. The cost and expense of the arbitrator and location costs shall be borne equally by the parties to the dispute. All other costs and expenses, including reasonable attorney’s fees and expert’s fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this Section shall be borne by the party incurring such cost and expense. Except where clearly prevented by the area in dispute, the parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved.

H.     Surrender of Records and Property. Upon termination of employment with the Company, Greene must deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property of the Company such as keys, computers, cell phones and other tools of the trade, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

IN WITNESS WHEREOF, Greene and the Company enter into this Agreement dated effective the 30th day of May, 2006.

OTTER TAIL AG ENTERPRISES, LLC

		By	/s/ [ILLEGIBLE]
Its Board President
		Date:	5-30-06

/s/ [ILLEGIBLE]
B. Gunner Greene
Date:	6-3-06